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                                   EXHIBIT 11

                     AMERICAN COMMUNICATIONS SERVICES, INC.
             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    ($ in thousands, except per share data)

                                                                           For the six
                                                     For the year ended    months ended     For the year ended   For the year ended
                    NET LOSS                          December 31, 1997  December 31, 1996     June 30, 1996        June 30, 1995
                    --------                         ------------------  -----------------  ------------------   ------------------

1   Net Loss                                          $       (115,016)   $       (34,917)      $     (26,782)         $   (14,698)

2   Less: Preferred Stock Accretion                             11,630              2,004               3,871                1,071
                                                      ----------------    ---------------       -------------          -----------

3   Net Loss to Common Stockholders                           (126,646)           (36,921)            (30,653)             (15,769)

4   Add: Convertible Preferred
           Dividends Saved                                           0              2,004               3,871                1,071
                                                      ----------------    ---------------       -------------          -----------

5   Net Loss to Common Stockholders,
           Dilutive Basis                             $       (126,646)   $       (34,917)      $     (26,782)         $   (14,698)
                                                      ================    ===============       =============          ===========


              AVERAGE SHARES OUTSTANDING
              --------------------------

6   Weighted Average Number of
     Common Shares Outstanding                              27,233,642          6,733,759           6,185,459            4,771,689


7   Net additional shares assuming stock
     options and warrants exercised and
     proceeds used to purchase treasury stock                7,147,462          7,391,964           6,317,067            4,255,551

    Additional shares assuming conversion of
     preferred shares                                                0         17,377,264          17,377,264            5,264,492
                                                      ----------------    ---------------       -------------          -----------

8   Weighted average number of common and
     common equivalent shares outstanding                   34,381,104         31,502,987          29,879,790           14,291,732
                                                      ================    ===============       =============          ===========


                 PER SHARE AMOUNTS
                 -----------------

9    Basic Earnings per Share (3/6)                   $          (4.65)   $         (5.48)      $       (4.96)         $     (3.30)
                                                      ================    ===============       =============          ===========
10   Diluted Earnings per Share -
      Antidilutive (5/8)                              $          (3.68)   $         (1.11)      $       (0.90)         $     (1.03)
                                                      ================    ===============       =============          ===========
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